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Universal Electronics Announces U.S. Court of Appeals Affirms Ban on Import and Sale of Roku Infringing Products

SCOTTSDALE, Ariz.—(BUSINESS WIRE)—January 19, 2024—Universal Electronics Inc. (“UEI”) (NASDAQ: UEIC), the global leader in wireless universal control solutions for home entertainment and smart home devices, today announced that the U.S. Court of Appeals for the Federal Circuit has affirmed a prior ruling by the U.S. International Trade Commission (“ITC” or the “Commission”), which banned the importation and sale of various streaming products by Roku, Inc. (“Roku”) that infringe UEI’s patent. The appellate court’s ruling issued today.
“We are pleased that the Federal Circuit has validated our valuable intellectual property and confirmed Roku’s patent infringement. It further confirms that Roku will not be able to import or sell any infringing products in United States until this key UEI patent expires in 2032. Our U.S. District Court cases against Roku and its TV partners were on hold until this decision was finalized, so this decision now paves the way for UEI to return to the U.S. District Court and collect money damages for the infringing activities of Roku and its TV partners,” said Richard A. Firehammer, Jr. UEI’s SVP & General Counsel.
The Federal Circuit opinion confirmed the ITC findings that Roku’s products infringe six different claims of UEI’s U.S. Patent No. 10,593,196, that UEI’s patent was validly issued by the U.S. Patent and Trademark Office, and that UEI has substantial domestic industry related to this valuable patent.
The world’s leading consumer electronic brands and entertainment service operators license UEI’s portfolio of QuickSet cloud, software and solutions technology. QuickSet Cloud is built on UEI’s comprehensive device knowledge base and enables automated device discovery, setup and control of home entertainment and smart home devices and services. UEI holds more than 600 issued or pending U.S. patents.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (NASDAQ: UEIC) is the global leader in wireless universal control solutions for home entertainment and smart home devices. We design, develop, manufacture, ship and support control and sensor technology solutions and a broad line of universal control systems, audio video accessories, and intelligent wireless security and smart home products. Our products and solutions are used by the world's leading brands in the video services, consumer electronics, security, home automation, climate control and home appliance markets. For more information, visit www.uei.com.
This press release contains "forward-looking statements" within the meaning of federal securities laws, including statements regarding the ITC complaint, the litigation in the Central District of California, and the timing and outcome of those proceedings and the enforcement actions associated therewith. Such forward-looking statements are based on expectations, estimates and projections about these matters, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different

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from any future results expressed or implied by such forward-looking statements, including but not limited to (1) the outcome of any legal proceedings and enforcement actions in connection with the litigation matters discussed in this release; (2) the ability to capitalize on the Company’s patent portfolio and generate licensing fees and revenues, generally and with respect to the patents at issue in the litigation matters discussed in this release; (3) the ability of the Company to settle the litigation matters discussed in this release on acceptable terms; (4) potential challenges to the validity of the Company’s patents underlying its licensing opportunities and the litigation matters discussed in this release; and (5) the ability of the Company to achieve widespread adoption of the Company’s QuickSet Technology. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of January 19, 2024. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts
Richard A. Firehammer, Jr. SVP, General Counsel & Head of Global Compliance, UEI, 480-530-3000
Investors: Kirsten Chapman, LHA Investor Relations, uei@lhai.com, 415-433-3777